Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping or making payments online or via mobile apps;

•	any failure to maintain our existing relationships or build new relationships with partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	any difficulties we may have with the quality or safety of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	problems with cyber security or data breaches or Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

•
problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors or any difficulties we may have maintaining compliance with the rules of the credit card processors;

•
any problems we may encounter as a result of the implementation in the U.S of the EMV (Europay, MasterCard and Visa) standards for credit cards, which generally became effective in the U.S. in October 2015, including any problems that may result from any increase in online fraud as a result of the implementation of the EMV standards;

•
problems with or affecting the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the large volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any environmental or other difficulties we may encounter relating to the real estate we recently purchased, the design and construction of an office campus on that property to serve as our corporate headquarters, our financing of a substantial portion of the costs of designing and constructing the office campus and headquarters or of the interest rate swaps we entered into in connection with the financing, of financing it after construction, or the transition from our current facilities to new facilities;

•
any difficulties we may encounter in connection with our Supplier Oasis Fulfillment Services or Supplier Oasis or our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings, our consumer finance offerings or other businesses or product or service offerings outside of our main shopping website offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales or avoid the application of other types of taxes;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoins or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoins or other cryptocurrencies as an acceptable medium of exchange or otherwise;

•
increasing competition, including competition from well-established competitors including Amazon.com, competition from companies based in China or elsewhere, competition from companies willing to incur substantial losses in order to build market share, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally;

•	difficulties we may encounter in connection with our efforts to offer additional types of services to our customers, including insurance products and consumer financing;

•
difficulties, including expense and any operational or regulatory issues we may encounter in connection with the integration or operation of our recent acquisition of the assets and operations of a financial technology company and two registered broker dealers affiliated with the fintech business;

•
technical, operational, regulatory or other difficulties we may encounter in connection with Medici's efforts to create a system for the trading of Blockchain securities, or with the operation of Medici's system, which began on a limited trial basis during Q2 2015;

•
difficulties Medici may encounter with its proposed system for the trading of Blockchain securities due to lack of market acceptance or as a result of competition from any of the numerous other competitors seeking to develop competing technologies or systems, most of which may have substantially greater financial and technical resources than Medici does;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of our appeal of the judgment against us in the Droplets matter or the judgment obtained by the District Attorneys of a number of California counties as described in this report;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•
the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand building and marketing campaigns;

•	risks that the amount of deferred tax assets we consider realizable could be reduced if estimates of future taxable income during the carryforward period are reduced; and

•	the other risks described in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in our Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 9, 2015, and the risk factors contained in any other filing we make with the SEC after we file this transcript. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement contained in this transcript. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the time of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

FEBRUARY 09, 2016 / 09:30PM GMT, OSTK - Q4 2015 Overstock com Inc Earnings Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q4 2015 Overstock com Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 09, 2016 / 09:30PM GMT

CORPORATE PARTICIPANTS
Stormy Simon Overstock.com, Inc. - President & Director
Patrick Byrne Overstock.com, Inc. - CEO & Director
Robert Hughes Overstock.com, Inc. - SVP, Finance & Risk Management
Mitch Edwards Overstock.com, Inc. - SVP, Legal & General Counsel

PRESENTATION

Operator

Good day ladies and gentlemen, and thank you for your patience. You've joined the Q4 2015 Overstock.com Inc. earnings conference call.

(Operator Instructions)

I would now like to turn the call over to your host, the President of Overstock.com, Inc., Ms. Stormy Simon. Ma'am, you may begin.

Stormy Simon - Overstock.com, Inc. - President & Director

Thank you, good afternoon, welcome to our fourth-quarter and full-year 2015 earnings conference call. Joining me today are:

Patrick Byrne

Our CEO and founder --

Robert Hughes, our Senior Vice President, Finance and Risk Management; and Mitch Edwards, Senior Vice President Legal and General Counsel.

With that I'll turn the call over to Rob.

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

Thank you Stormy.

Let me remind you that the following discussion and our responses to your questions reflect management's views as of today, February 9, 2016 and may include forward-looking statements. Actual results may differ materially.

Additional information about factors that could potentially impact our financial results is included in the press release filed this afternoon and in the Form 10-Q that we filed on November 9, 2015. Please read the Safe Harbor statement on slide 2.

During this call, we will discuss certain non-GAAP financial measures.

The slides accompanying this webcast and our filings with the SEC, each posted on our investor relations website, contain additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the most comparable GAAP measures.

With that, Mitch, let me turn it over to you.

Mitch Edwards - Overstock.com, Inc. - SVP, Legal & General Counsel

Thank you Rob.

We're going to conduct the question and answer portion of the call today slightly differently than we have in the past. In order to do it in a more orderly way, due to the volume and overlap of questions, we will take all questions today via email.

If you have any questions during the call, please email them to IR@overstock.com, and we will try to get to as many questions as we reasonably can.

Patrick, with that, let me turn the call over to you.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Great. Thank you Mitch. Thank you Stormy. Thank you Rob.

Let's just go to slide 3. Q4 results are, as you see, we did have a slowdown to 2%. A lot of things are going on in the market. Both in competitors and in our own business. We did not chase growth this year, when we saw with our competitors were doing. We saw the massive amounts that they were spending.

We rope-a-doped a little bit. That also meant that we had to radically adjust our, not radically adjust, we had to adjust our expense structure and not wait for the end of the year, once we saw what was going on in the market. So some things get out of tune when you make sudden shifts in the strategy like that. The expense structure you expected for one side of business is inappropriate for different rate of growth.

But, led by Stormy Simon, the management team responded beautifully. And, trimmed things up and kept things honest-to-God, positive net income, with no happy tricks. It really came out at $110,000 and that is what the accountant said, and that is really where it is. So, I will be talking more about Q4 and what is going on in the marketplace, in response to questions I'm sure.

Slide 4. Overall, $1.7 billion in GAAP revenue, just under $2 billion, I think, in GMS, net income of $2.4 million.

Let me go on to slide 5. I'll start walking through the numbers and then we can start talking about reasons in the questions. Slide 5, annual revenue growth, you see the growth numbers on the bottom. I've always want to keep this double-digit.

I want to keep, and I've said to you before: gross profit, sales growth, gross profit growth, and contribution or nectar growth in the double digits. We succeeded, on slide 5. And, keeping annual growth at 11% for the year.

But slide 6 you'll see our gross profit growth slid to 9%. And 7, our annual contribution dollar growth slid to 8%. We had structured things around, I think nearly twice as much growth as that on contribution. So, we did make adjustments. Like I said, Stormy pulled the trigger, led an army and scrubbed through all of our expense structure and pulled out millions, in the fourth quarter and for this year.

It was quite an effort that she engaged in, starting a couple weeks in the fourth quarter with fantastic adult supervision from CFO Hughes and participation from the executive team.

And, slide 8, contribution margin. At 11.2% for the year -- 30, 40, 50 bps under what I think we should be performing at. I think that this should really be, I said many times before, around 12%, maybe 11.5% to 12%, not much over 12%. Bad things happen when it gets over 12%. We stall the wing. So, I think that this was on the low, 30 or 40 bps lower than we should have done and intended.

Slide 9. Tech and G&A as a share of revenue, it bounced from 10.6% to 10.9%. Again, it would have come under 10%, had the revenue appeared as we imagined it would. But also, this is including quite a spin up in other efforts, like the efforts related to our Wall Street efforts. I like that we have more tech expenses that we have in the past.

Slide 10. Still have a very strong $55 million operating cash flow. Our free cash flow dipped to minus $5 million but of course we built -- we put basically $50 million into a building. Rob, 50-ish?

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

Over the last two years.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

So, that building is proceeding right on budget, right on pace, we'll be moving into it this summer. We have a great underlying cash flow. $50 million and we're not planning on building any more buildings, so our free cash flow should start looking closer to that again.

Slide 11. Under Stormy's tutelage, we've got in very tight on inventory and inventory management, freed up some nice cash out of it. Had a wonderful GMROI, running at 53 turns. But, the GMROI is what I really care about. And that's at 1200%, a new record for us. Thanks to some new techniques, they have found ways to shrink and shrink and tighten up that inventory control.

Slide 12. Cost per customer. About the same as last year. Slide 13, number of new customers is down a little bit.

Slide 14. Unique visitors is also down about 10%. This really reflects a strategic decision on marketing. Certain errors in marketing by certain competitors are getting bid way up. And as we've made the decision in previous years, when this happens, we don't chase it. We like profits.

When somebody comes in and suddenly starts bidding a keyword to three times the level it was, has been for a couple years, and they don't mind what they are losing, we have found. I think we're only here because on many other, a half dozen occasions, we've come up against competitors like this. We say we're not going to get in that fight we will let them go ahead and overbid. So, there are literally terms and such that are suddenly getting three times what they were getting before. So, we did not follow that.

We kept our marketing expenses quite tight.

Slide 15, customer orders, average order size. Again, has the normal Q4 dip in average order size, the number of orders was about the same as last year. Gross profit per transaction, at slide 16, basically the same score. Stable in that respect. Corporate employees, 17, what Stormy has done, has focused this year on really building out parts of the company that would have been understaffed and building very solid, attracting solid experienced leadership from other companies. We have people that we never dreamed of being able to get, the kinds of people we have now joining our company. Very premier people, from large, large companies.

I guess I don't want to name any of them, but not e-tail companies necessarily. Some of them are, some of them are old line, very remarkable the kinds of people we're now attracting into management. So, I feel this has been a good investment. Stormy has built out the team, I think, for the first time, I really feel that we're adequate across the board without huge gaps.

Slide 18, my Mitzvah is over. Now I know my nemeses always referred to this as my jihad. But I will point out that, that was their term. My term was Mitzvah, which is Hebrew for an obligatory good deed. We don't have that in our language. In our world, western world, good deeds are supererogatory, but in Judaism there can be obligatory good deeds, or Mitzvahs, like the Ten Commandments or the Ten Mitzvahs. I felt that this was an obligatory good deed I had to do.

When I saw this stuff that was going on in 2004 or 2005, I didn't get the big picture, I just knew that I smelled skunk. I was going around Wall Street, people were trying to get inside information out of me. There were a whole lot of different conversations in the form of, hey kid, we can make a lot of money together. I started digging into it and figuring out what was going on and it just -- in my family, there's the church, the Constitution, and capital markets. Those are three sacred things.

I found out what was going on 12 years ago. It just blew my mind that people thought it was acceptable, the way business was being conducted. So, I did not know quite what I was getting into. At the end of the day, we had won $33 million in settlements. Some of them are secret, some of them are public. But what they all come to is $33 million. We were from the very beginning anticipating, not quite the battle this would be, but anticipating it would be a battle. We kept a chart of accounts where we measured each trip we took, each hotel room, of course each legal bill, etc., etc. That all came to $31 million. So, it looks like we made $2 million.

However, there are tangibles and intangibles. For example, in a tangible expense we had spent about $6 million in 10 years, on government affairs. Some portion of that, the people involved would say less than half, somewhat less than half, was really involved in dealing with Washington and vis-a-vis Wall Street. That all pretty much came to an end by 2009.

But in 2006, 2007, 2008, we were trying to convince powers that be that settlement failures and failures in the settlement system were not a good thing for America, or government relations. You have to say some portion of that $6 million, went to that. So, less than $2 million to $3 million. At the end of the day, and then you can also say there's been intangible benefits, we've certainly gotten known as the people who stood up for, when we were kind of a one-company Occupy Wall Street, before 2004, 2005. There have been intangible costs, too. I know I've ticked off a lot of powerful players on Wall Street.

And, that's time for them to put on their big boy pants. I don't regret a minute of it. They drew first blood, they were in the wrong. Anyone who hasn't been living under a rock since 2008 knows that these guys were in the wrong, I was correct. There was massive collaboration, to the point of insider trading. There was stock manipulation going on.

The SEC was asleep at the switch, the financial press was too close to the sources. All of the things I said in 2005, 2006, 2007, turned out to be true. So, I don't regret this. In the process, we've also learned an immense amount about the plumbing of Wall Street, that, we think is working quite to our advantage in terms of our efforts with the Blockchain. Since probably the last time I spoke with you, or since two years ago, we were first taking bitcoin and people were saying: why are you taking bitcoin and stuff? Because we knew that this technology, the Blockchain, was going to change the world.

We wanted experience working with it. We have that. I think that you combine that with what we learned about Wall Street in the course of my Mitzvah, and we've got a real tiger by the tail.

So, with that, that is the final verdict on my Mitzvah. Maybe $2 million, when you count the intangible non-direct costs, you'd probably say it's a wash. Jiblets one way or the other.

Rarely you can do the right thing. And, I think, having quite an enormous effect on global capital markets. And come out breakeven for it. And in the process, learn a bunch of things that, I think will be a benefit to this company down the road.

So, with those we've gone through the slides, we've got some questions that have already come in, Mitch?

Mitch Edwards - Overstock.com, Inc. - SVP, Legal & General Counsel

Yes.
QUESTION AND ANSWER

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Okay let me start with this one. -Given the news of the $20 million settlement with Merrill, what caused Overstock to settle rather than go to trial? Was it an effort for Overstock to turn a new page with Wall Street by offering an olive branch -- with a hope for attracting potential licensing partners for t0?

That is a fair question Mike. It's hard to always know one's psychology - that thought did cross my mind. -There's another story here, just economic calculation.

First of all, I want to say, I just got to say this, I feel very badly for Merrill Lynch and Bank of America, but really nothing to do with this. Merrill Lynch was in the position of - you know when you have a group of kids, and one is basically the nasty kid and there's a group of kids who go along, and then there's one kid who is kind of the schlubby kid who just wants to join the group. That was Merrill.

They were not the originators of this. The bad kid in the group was Goldman Sachs. And, when any reporter decides to have the story of their lifetime, they can dig through the banker's boxes. Goldman Sachs did something very deliberate, unbelievable scheme.

And at the end of the day, as the feds got close to them, they brought Merrill Lynch in, and sort of passed the ball to them. Just as the vagaries of our legal system, that it was Merrill Lynch who ended up paying us $20 million, but I actually feel quite bad for them. Not bad enough that I will not cash the check but, I actually have no ire at all towards Merrill Lynch.

All that said, what caused us to settle the economic calculation became overwhelming. I'll walk through it. I thought that, we thought that, if everything worked out, we could be winning $40 million to $50 million plus interest, brings it to sort of $85 million, $90 million, $100 million, something like that.

We did do mock juries. We found that we were getting $25 million to $50 million. What really, at the end of the day, was the cost of this, of another five to eight years.

What I learned is the appeal process would likely be another five to eight years. With the clock ticking, we have been spending $3 million, $3.5 million year on this. Five to eight years, and then you count in what the expected value is, and what if things go wrong here, here, here, here, here.

The US Supreme Court heard this fall, a look-alike case involving Escala. And it's in New Jersey, a naked short selling case that has made it to the US Supreme Court. And they're going to rule this June, on whether these can even be brought to state courts.

Or is it all Federally preempted. If they rule the wrong way on that, it means that our case would disappear. So I was facing some non-negligible risk of the whole case disappearing this June, when the Supreme Court rules. And then if we press forward, $6 million to try it, $10 million to $15 million - assuming we won - to then appeal, five to eight more years -- on and on and on. What our lucky draw was, that after years of this kicking around the California legal system, with not anybody really seeming to want to try it, I don't want to say anything more about any previous courts, but this was finally given to a judge who seemed to have the courage to do something about it. She started moving the case forward.

And, once she started moving the case forward, and setting trial dates, and telling Goldman Sachs, or telling the other players involved, no more delays, it's been kicking around for eight years, we're going to try this. The other side finally got serious about having serious conversations. A court-appointed mediator, after hearing everything, came to both sides around New Year's and said, I recommend $20 million.

I did all the math, it had reached the point where, there was no straight-faced argument for me that I could just keep on pursuing this, on the shareholder dime. When I thought we might be pocketing $100 million a year from now, I was willing to keep spending another $5 million to $10 million to get there. When it looks like I started looking like spending $15 million in five to eight more years, I said, I will take $20 million right now.

That was the thinking, thank you for your call and thank you for your questions. This one? Next question.

How can you defend keeping your bitcoin capital markets and other experimental operations together with the core business? The latter is a huge drag on an otherwise wildly profitable Internet retail business.

Nothing wrong with your new endeavors, just spin them off, let investors other than yourself have some say in the matter. What is holding you back? Why punish investors who have stuck with you?

Good question. There's only one thing here that would be appropriate to spin off. Arguably a second thing, which would be an effort to commercialize some of our technology.

Something I don't think I've ever spoke on any these calls about it. We have developed some cool technology we could license to other companies, that would be a different possible spinoff. The only thing right within our businesses that could be spun off on its own, would be the Blockchain capital markets.

Now, call that collectively Medici. Medici owns SpeedRoute, which is this company that we bought for $31 million back a few months ago, that is doing, I think $35 million or $40 million in revenue. Growing nicely, has a nice bottom-line to it.

Its bottom line is, I think, $3 million, maybe growing to $4 million or $5 million this year. The other part of Medici is the t0 efforts. t0 efforts are the whole cryptocapital market, and then there is a third part of Medici, which is,

A -- standby just a moment. (pause) We've had $7 million of investments in private companies that are sort of related to this business.

I wish I had adopted this years ago because we have brought in other companies and worked with them and help them develop products that went on and they got sold for $1 billion. And I think, we were the ones who sort of told them exactly what we needed to develop.

So of that $7 million, and other businesses, $5 million is invested in a crypto-related business. It is a very good one. You put all of those together, that's Medici.

We could spin that off. I think the truth is, it should be spun off with one exception. There is a synergy possible between our current retail business and that business.

It's a wonderful synergy. I'm working on it all the time now. If it works, they'll stay together.

If it doesn't work, if there is not a synergy between the businesses, I think the right thing to do is spin Medici off. In fact the right thing to do -- I'd love to dividend it out, but there are tax consequences, because it has not been a business five years. The right thing to do with Medici is to find a partner.

And I'm talking to many of them. But global partners in the world of Fintech or that oddly construed Fintech in the financial world, who want to be our partner. Right now we own 81% of Medici, SpeedRoute people own 19%.

The truth is, a partner who came in at, the right partner I would let in at a reasonable valuation. The other people trying to get into the space have generally quite nice valuations. We think we're quite a good bit ahead of everybody.

I would love to have the right large partner come in, make an investment and even I could turn this over and, in their stable, that $1 billion, multi-billion dollar company, could take the Medici product and introduce or integrate it into their current operations. I've had a number of conversations over the last six weeks along those lines. I'm going to New York this week for a couple more.

If you read the financial press, you know the world has figured out, since Mr. Dimon of JP Morgan, who happens to be a guy I've known since my 20s, came out and said, what he said about this stuff. It's going to come eat Wall Street's lunch, he said last May in a letter to shareholders. The whole financial world has figured out this is the biggest innovation in our lifetimes in Fintech, maybe in 600 years. There's a lot of, people many, many times our size, who want to jump in and be part of this.

And, by getting involved with t0, Medici, they can jump right to the front of the line. There are all of those kinds of conversations going on. I'm flying back to New York tomorrow and to continue them.

And we really are at the point, I've been having them for two months, it is at the point that we make a decision. And, so, the question is a fair one. My answer is, I doubt the premise.

Or, I don't know if the premise is true or not, that there is no relation between these businesses. We will be discovering within single-digit months, whether there is or not. If there is not, it absolutely should be spun off separately.

I've got a couple more. Okay. Questions are - total operating expenses for Medici were $8 million directly.

Now, that includes all the salaries and things like that and the outside legal bills, and so forth. But you could argue it doesn't include any of Rob Hughes' time, our CFO, or Mitch's time, or my time. Maybe it is good for the Company if we have something to get out of the place.

So, you can find intangible expenses, but everything associated with traveling to New York, and traveling around for these meetings, and all the developers and stuff, it is baked into that $8 million. I would say, in the eyes of the gods of economics, if you count everything else, it might be $12 million or something like that. In the sense that if we have decided not to do this at all, we would've saved at least that $8 million, maybe $12 million, but the second is an estimate.

When will it be spun out so we can focus on the core business? I just need to satisfy myself first, that there's not this one synergy lurking that I think might be a wonderful synergy for Overstock. If there's not, we will spin it out and we already are in all kinds of conversations with people who would like to invest, or own, or own 20% or things like that.

So, there's no hurry there. I am not dawdling, but I need a couple months to figure out what's right. We're marrying off one of our daughters here. We need to find the right suitor.

What are the revenues for Oasis? Oasis, is more of a, we've sunset a bunch of old technology that has grown up over the years. And Stormy dove in and has a very deep understanding, actually much deeper than mine at this point, of how the plumbing of all these things work.

She designed Oasis and Supplier Oasis, and it is the foundation for all of these other things we're doing. For international business we're doing now, -and as we have described before that you will probably see a large increase in the number of SKUs on our site, and so forth.

So, Oasis is the, the ROI on Oasis is you get to stay in business against a bunch of people spending much more on technology. So, it's not an independent revenue thing.

We are shifting. Stormy, when are all of our partners going to be over to Oasis?

Stormy Simon - Overstock.com, Inc. - President & Director

Sometime this year we will have sunsetted, probably by Q3 we will be operating fully from Supplier Oasis.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Supplier Oasis gives so much more functionality to us and to partners and makes us so much more competitive. That's the way I think of it, not in terms of exactly what the fees are, although by the time we move everyone over to it, that will be okay too.

The operating expenses relating to other initiatives like pet adoption, insurance and Farmer's Market, in the grand scheme of things, they are pretty small. Pet adoption, a few hundred thousand dollars to build, probably half of that per year in operating expenses. Rob, is that fair?

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

Something like that. Clearly, not significant. Worth the effort, but not financially expensive for us.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Same with insurance. Farmer's Market, it is a different story. Farmer's Market probably cost us $1.4 million to build or something, but in the process we built a bunch of technology we needed, we've been wanting to build for the site itself.

For example, we built subscription service with Farmer's Market. So, it is in that $1.4 million, but part of the real reason for doing it was, we had that subscription service which we turned on in the fall and there now are people ordering toothpaste and soap and things like that delivered from us on a subscription basis. So, going forward I think Farmer's Market starts looking like an annual operating expense of a mid six-figure number. And, we will have gotten that technology out of it. But, the other thing in churns and pet adoption, you're talking about things in the order of low, couple hundred thousand dollars per year.

Next question. - Given a deceleration in revenue growth, likelihood of slower growth in the future, are you considering reducing expenses in some of the areas you've invested in the past two years?

Yes, we already have. We already did. Stormy, in October, Stormy and Rob got a wonderful project together and went through and really, between letting some attrition happen, and, just scrubbing through all of our contracts and all of our suppliers, and doing that thing you need to do.

Ideally you do it continuously, but the truth of the matter is, if you do it continuously, you never try anything new. You got to take some risks. So, we used to have a thing annually, where we went through and cut 5% to 10% of expenses at the end of each year.

And then let them get built up over the year and do it again. We haven't done that ruthless thing for about five or six years. We went through this time, and to be honest, I thought this was going to be something that at the end of year I would be talking to my colleagues into, and in fact Stormy took the ball and ran with it.

I came in in early November and they were ready for me just to greenlight, just to pull the trigger which I did, and they stripped well over $10 million out of the system and it has already been done. It is not pie-in-the-sky. It was done over the last 60 days of the year. There's some more giblets and costs to dribble out through the quarter, but there's been a real reduction in expense.

Next question. - What was the CapEx for property related to the new facility?

Stand by a moment. (pause) Okay. What was CapEx for property related to the new facility.

$34 million in 2015, and another $15 million to $20 million for the year before that. But, from October of this year, forward, we're now just drawing down on our line. Which has been gracefully provided by --

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

US Bank.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

US Bank. And the other line, too - the $20 million line? The furniture and stuff?

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

Yes. We both have a -- the real estate loan from US Bank. By year end we borrowed about, not quite $10 million on that. And, late in the year we entered into a leasing facility with US Bank as well.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

I'll even give you some more numbers on that. The board authorized - and these numbers are off the top my head, they may be $1 million off here and there - the board authorized a couple, few years ago $75 million for this project, or $74 million, not including the price of land and the architects. It all comes to basically the board authorized $98 million to $99 million.

There was $100 bet made between me and Jonathan that this would never touch $100 million. He was sure it would go to $120 million. This is coming in now, all in, said and done, at $98 million.

So, right on budget. Hundreds of thousands, one way or another, of what the original expectation was. Great value engineering.

And that is not including about $10 million of various tax credits we've gotten. Now those tax credits extend over seven years and things, so the net present value isn't $10 million, it might be $7 million or something. Put it all in a bag, shake it up.

It is coming out like that net present value of this project was about $90 million, or $91 million, which I think is great, we will be moving furniture in in June. Certificate of occupancy in early August. We'll be moving ourselves in through the rest August and September.

I think that the benefits of this are, setting aside, we get rid of a co-location facility where we paid $2 million a year, and we get rid of our current corporate headquarters which were going to $5 million to $6 million a year. We also have the two halves of the business, a thousand people on each side no longer separated by fifteen miles. We have everybody working together.

I think there are great benefits to be had in efficiency there. And it's going to be such a nice property, reducing attrition and attracting talent. I think that the benefits of this are going to be wonderful.

Does cash flow from operations include settlement proceeds? No. Not yet. The settlement will not be recognized until 2016.

Here -- there is this oddity of accounting. In the two previous years we had legal surprises, on or around January 10. Out-of-the-blue surprises.

And, through arcana of accounting, they were counted in the previous year. They were legal bad surprises. I think judgments against us that came in the first 10 days in January.

This settlement doesn't do that. And, that is because, Rob Hughes, why don't you explain the angels on the head of this accounting pin.

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

The other two were loss contingencies, and this one is considered a gain contingency. So, it can't be recognized until you actually achieved it. And so it will be recognized in 2016. The rules are different.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Okay. The world is not symmetrical. However, the person who paid us the $20 million would have to recognize, in Q4, the cost, right?

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

Yes. Oddly, they are different.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

The world doesn't balance. We did, as of this morning, we received the $20 million, wired. So, it's not a contingency on anything.

We got the wire this morning. So, that did not show up in these 2015 numbers. However not only do we get the $20 million, we had budgeted $6 million to try it this year. And the thing has been costing us $3.5 million plus or minus for some years, etc. Some people out there are going to say, that is one-time benefit.

To which I say, horse pucky. You count the expenses here, you count the winnings. That is how it works or, you take the expenses out and you don't count the winnings.

We counted the expenses each year as we went. We get to count that $20 million, is in our bank account and that's real money. That's what we want. So, there is that question.

Next question, what was my $22 million mistake on the retail side?

There were some, I have nothing against telling it, except for competitive intelligence reasons. There's some competitive intelligence reasons. I don't want to say the area where the mistake was made, but I am owning, I made a mistake, I made a bad call and it really hurt us on the marketing side.

And, Stormy and team once again stepped in, they make up when I make bad mistakes, and they made about half of it back for us. It was a mistake of judgment in marketing. A transition between a couple programs that I considered very important.

It did not go very well. It went poorly. Maybe that transition was because I was pushing too hard for the transition to happen.

The people weren't ready. It could be, maybe the people might've understood, I have been waiting for it for two, three years and I was getting really anxious and I pushed them hard. In any case, a certain transition, a technical transition in marketing did not go as well as expected. And, that had some ripple effects, which we have identified and reversed and so forth.

I made the $22 million mistake. My friends made up about half of it. And, we've got the ship turning back.

But it is also, I'd say not all the mistake, when we saw what was going on, certain marketing spending from competitors, we've done this before. We have faced all kinds of people coming at us. The Gilts of the world and the Groupons and Living Socials and other people, who, when they did this, they said we'll just lose, we don't care what we lose, we stepped back.

We rope-a-doped. We let them drive up the cost of paid keywords and all these things, and we stepped back until they couldn't do it anymore. Now, Wayfair is different.

I respect Wayfair, has grown very quickly. We model it ourselves. I think we can have Wayfair's income statement tomorrow.

I think you can go out and spend $200 million more on marketing, and go back to losing $50 million to $100 million, and be growing 80% or 90% and even maybe do it on a cash flow breakeven basis, on an annual basis. But that is not a place I like to be. So, if you're looking for those fast-growing Internet companies that you don't care what they lose, we are not the guys to talk to.

If you are wanting to talk to a retailer who makes money year after year, we made money six of the last seven years and by the way, pointing out now, where's our balance sheet? Do you have that handy? Okay.

Standby just a moment. (pause) Accumulated deficit of $166 million. We are up against people who don't mind if they spill that much, or twice that much, in a year.

So, we see ourselves as stewards of owners' capital, of your capital. And to me that means - I don't want to chase people and do what I just described and spend $200 million more on marketing and such. I mean, Wayfair spends, I think, has spent about $300 million this year.

We spent about half that. I don't want spend the extra $150 million. As a steward of your capital, I think the right thing to do is keep playing the game intelligently, keeping ourselves profitable.

We are in a different world strategically, when you're keeping yourself profitable. Anytime we want, we can turn ourselves into one those companies that just jams marketing. We'd be growing so much faster, and losing $50 million to $100 million. That's not the way I was raised.

So, I'll stop there. Any other questions?

Mitch Edwards - Overstock.com, Inc. - SVP, Legal & General Counsel

No. That is the extent of the questions that have been emailed in.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Okay. Thank you very much. I will tell you that I think we have a tough one or two quarters. We have a tough one or two quarters, in terms of, getting things growing again.

Confident we can do it, confident by the third quarter you will be seeing real growth emerge. We also are up against, last year we did this huge jewelry liquidation. We bought Bidz.com's inventory, I think its public what we bought them for - $3.5 million, I think they paid about $12 million.

It may have had two or three times that in normal retail value. We had a huge liquidation last year. I think we only have about $500,000 left of that inventory, but we were blowing that stuff out at 40% margins or more.

So, it does affect the numbers for a very tough comp - for February, March. We're comfortable that we are making the right sort of realignments within marketing. And, see some real opportunities to do better.

Just thought I'd warn you up front, though, that that is how the year looks to me. A little tough in the first six months and then you will see nice growth emerging by the end of the second quarter and into the third. Can I even say -- I'm going to even say something.

It's going to make my general counsel here unhappy. I'm looking for pretax net income this year. I'm looking for - no promises.

I think that we make $40 million. Pretax net income. That is what I am aiming for.

I should say, $40 million plus gamma. Gamma is the difference between what our SpeedRoute business makes us, and what we end up investing in the capital markets. So, SpeedRoute will basically fund the investment in the capital markets but maybe we spend an extra $3 million or $4 million and the difference will come out of that.

Let's say $35 million to $45 million is my target for the year. No promises. California highway mileage will be lower. Mitch is going to give you all these reasons I shouldn't have said that.

Mitch Edwards - Overstock.com, Inc. - SVP, Legal & General Counsel

Well, certainly subject to the Safe Harbor and, you know, there's no assurance that any predictions or projections come true. And, the risk factors in our 10-K and everything else, subject to that.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

Thank you. I will say one last thing on this. As you folks know, watch my public appearances, I think the world is very unstable place.

What we have focused on in the last couple of years is making our system robust. I think we are very robust. People laugh at us, laugh at me that hey, it got out there that we have a vault with some gold and silver in it.

We are all about making this company robust. I'm ready for Great Depression Number Two. The world used to only have The Great War because they didn't know enough to number it.

We had two World Wars. We had one Great Depression. I think the world is incredibly fragile right now, and, we have really, very consciously in this business for the last couple of years, made it robust financially.

So, we are really ready to survive any sort of downturn that hits the United States. I'm not sure that could be said for all of our competitors. So, we've given up something upfront for that, but we have a really robust company now.

I'll stop there. Stormy? Anything wise you want to dazzle us with?

Stormy Simon - Overstock.com, Inc. - President & Director

I have nothing to add. Thank you for your time today.

Patrick Byrne - Overstock.com, Inc. - CEO & Director

That sounds like Charlie Munger. Okay. Mitch? Rob? Thanks very much.

Operator

Ladies and gentlemen, that does conclude your Q4 2015 Overstock.com, Inc. earnings conference call. Thank you for your participation. Have a wonderful day. You may disconnect your lines at this time.

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